PANGAEA LOGISTICS SOLUTIONS LTD. ANNOUNCES DELIVERY OF TWO ULTRAMAX NEWBUILDINGS AND OTHER BUSINESS DEVELOPMENTS

NEWPORT, RI - January 31, 2017 - Pangaea Logistics Solutions, Ltd. (NASDAQ: PANL) ("the Company"), announced that it has taken delivery of two ultramax ice-class 1C dry bulk carriers from Oshima Shipyard in Japan.  The ships were ordered in 2013 by Pangaea’s 50% owned joint venture company, Nordic Bulk Ventures Holding, Ltd.  (“NBVH”).  Further, the Company has purchased its joint venture partner’s 50% interest in NBVH, which will give the Company full control of both new ships.

“The delivery of Bulk Destiny and Bulk Endurance completes our current newbuilding program of six ice class bulk carriers," said Edward Coll, Chairman and Chief Executive Officer of Pangaea Logistics Solutions Ltd. "The new ships were immediately employed to service our cargo portfolio and, with their ice class designations, nicely complement our existing ice class fleet of eight vessels, bringing our ice class fleet to ten ships.  Oshima-built ships are of the highest quality in design and construction and we are excited about the value they will add to our business for years to come.”

The Company has financed the vessels under separate agreements. The Bulk Destiny was financed under a sale-leaseback transaction for a total of $21 million, inclusive of the purchase price at the end of the seven year lease term. The Company obtained commercial financing with a European bank for the Bulk Endurance, which is apportioned into a senior debt tranche of $16 million and a junior debt tranche of $3.5 million.

Additional Business Updates
The Company announced that the counterparty to a long-term contract of affreightment ("COA"), a major alumina producer that filed for bankruptcy early in 2016, was acquired by a new entity that has assumed the COA under its existing terms. This contract employs three company vessels in a shuttle service, and extends through 2025.

The Company also recently loaded its one-millionth ton of cargo under a logistics-based COA to provide for the transportation of approximately 3.5 million tons of construction material to a major port on the Unites States' east coast. This COA is continuously serviced by four ultramax vessels.

Mr. Coll added, “In a tumultuous time for long-term commitment in the dry bulk business, we have secured new tonnage for our fleet and attractive financing packages with world class lenders.  Our cargo customers recognize and appreciate the efforts we make to expand our services and their markets. We look forward to working more with our new partners as we grow our business.”

About Pangaea Logistics Solutions, Ltd.

Pangaea Logistics Solutions Ltd. provides logistics and ocean shipping services to a broad base of industrial customers who require the transportation of a wide variety of dry bulk cargoes, including grains, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite, and limestone. The Company addresses the transportation needs of its customers with a comprehensive set of services and activities, including cargo loading, cargo discharge, vessel chartering, and voyage planning. Learn more at www.pangaeals.com.

CONTACT:
INVESTOR RELATIONS:
Prosek Partners
Thomas Rozycki
Managing Director
(212) 279-3115 x208

trozycki@prosek.com

Sean Silva
Account Supervisor
(212) 279-3115 x122
jclarkson@prosek.com